Exhibit 10.4(F)(2)

On July 24, 1995 the Board of Directors of Unocal Corporation approved the following amendments to the 1991 Management Incentive Program:

The Long-Term Incentive Plan of 1991 and the Revised Incentive Compensation Plan are amended with the addition of the following language to Sections 10(b) and 7(b), respectively, dealing with withholding taxes:

‘The Company may, in lieu of requiring cash payment of any such taxes, elect to withhold from Stock payments a number of whole shares of Stock whose value is at least equal to the amount of such taxes. Valuation for this purpose shall be the average of the reported high and low prices of the Stock as reported in the New York Stock Exchange - Composite Transactions for the first trading date following the Restriction Period.’”